EXHIBIT 10.40

AKAMAI TECHNOLOGIES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

MAY 2019

New Director Compensation

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For new non-executive directors, Akamai will grant restricted stock units (RSUs) having an initial grant date value of $400,000. The number of RSUs issued is calculated by dividing $400,000 by the closing sale price of one share of Akamai common stock on the date the grant is approved by the Compensation Committee. The RSUs will vest over three years: one-third on each anniversary of the grant date thereafter for so long as the individual serves on the Board.

Annual Director Compensation

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Akamai offers non-employee directors a standard level of compensation plus supplemental compensation for serving in the following positions: Audit Committee Chair, Compensation Committee Chair, Finance Committee Chair, Nominating & Corporate Governance Committee Chair, and Chairman of the Board.

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Continuing Directors - Directors who remain on the Board of Directors upon the adjournment of the annual meeting of stockholders (Continuing Directors) are eligible to receive the following compensation:

	Compensation for Continuing Directors	Cash[1]	Equity (DSUs)[2]
Chair	$380,000	$100,000	$280,000

Audit Committee Chair, Compensation Committee Chair, Finance Committee Chair	$325,000	$80,000	$245,000
N&G Committee chair	$310,000	$80,000	$230,000
Standard outside director retainer	$300,000	$75,000	$225,000
Employee director	No additional compensation	N/A	N/A

(1) Directors receive the applicable cash payment for services rendered during the previous year on the date of the annual meeting of stockholders. If a director has served on the Board for less than six months prior to the meeting date, the director is not entitled to any applicable cash payment but the Board, in its discretion, may consider a pro-rata cash payment for a partial-year of prior service.
(2) Directors also receive a grant of deferred stock units (DSUs) upon the approval of the full Board or the Compensation Committee of the Board on or about the date of the annual meeting for services to be rendered during the upcoming year. The value of the DSUs is calculated using the closing price on the date the grant is approved. Vesting is tied to continued service after the annual meeting; grants vest 100% on the first anniversary of the grant date. See Policy on Departing Directors for information on the impact on vesting when a director leaves the Board.

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Non-Continuing Directors - A director who was serving on the Akamai Board immediately prior to the annual meeting of stockholders but who will not be a Continuing Director following such meeting will be eligible for the cash compensation reflected above but no new equity compensation.

Policy on Departing Directors

Under the terms of the Company’s Policy on Non-Employee Director Compensation Payable Upon a non-employee director’s departure from the Board, such director, if he or she has completed one year of Board service, will receive:

•	A cash payment equal to the pro-rated annual cash retainer payable to such director under Akamai’s non-employee director compensation plan; and

•	Acceleration of 100% of the unvested DSUs and RSUs held by such director at the time of departure. Such shares will become exercisable in full.

In addition, if a director has completed two years of Board service at the time of departure, 100% of the unvested RSUs initially granted to such director upon joining the Board will accelerate at the time of departure and become exercisable in full.